UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2009 (January 22, 2009)

Washington Banking Company
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-24503	91-1725825
(Commission File Number)	(I.R.S. Employer Identification Number)

450 Bayshore Drive
Oak Harbor, WA 98277
(Address of principal executive offices) (Zip Code)

(360) 679-3121
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Effective January 22, 2009, Gregg A. Davidson and Gragg E. Miller were elected to the Board of Directors of Washington Banking Company and of its subsidiary, Whidbey Island Bank.

Mr. Davidson was appointed to serve on the Company’s Audit Committee and the Compensation Committee. He does not have any related transactions or relationships with the Company or the Bank at this time.

Mr. Miller was appointed to serve on the Company’s Audit Committee and the Corporate Governance Committee. He does not have any related transactions or relationships with the Company or the Bank at this time.

The appointments were disclosed publicly on January 23, 2009. A copy of the press release is attached as Exhibit 99.1.

Item 7.01   Regulation FD Disclosure.

On January 23, 2009, Washington Banking Company announced that it is scheduled to report earnings for 2008 fourth quarter and year end on Wednesday, January 28, 2009, and will host a conference call at 10:00 a.m. PST (1:00 p.m. EST) on Thursday, January 29, 2009, to discuss the results. A copy of the press release is attached as Exhibit 99.2.

Item 8.01   Other Events.

On January 23, 2009, Washington Banking Company announced by press release a cash dividend of $0.065 per common share payable February 19, 2009 to shareholders of record on February 3, 2009. A copy of the press release is attached as Exhibit 99.2.

Item 9.01.   Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
	99.1	Press Release Announcing New Directors
	99.2	Press Release Announcing Cash Dividend

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY

Dated: January 23, 2009	By: /s/ Richard Shields
Richard A. Shields
EVP and Chief Financial Officer